UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington , D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): February 21, 2011

Colorado Wyoming Reserve Company

(Exact name of Registrant as specified in its charter)

Wyoming	000-09482	83-0246080
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

751 Horizon Court, Suite 205, Grand Junction, Colorado 81506 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (530) 613-1999

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction

A.2. below):

  o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02. Appointment of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Colorado Wyoming Reserve Company, hereinafter referred to as CWYR, is pleased to announce the following management changes and additions:

Mr. Rafiq A. Sayed, age 58, has been elected as President and Chief Executive Officer (CEO) effective immediately. Rafiq Sayed will also retain his duties as CFO and shall continue to be a member of the Board of Directors of the Company.

Waseem A. Sayed Ph.D. shall continue to be on the Board of Directors of the Company but has resigned from the position of President and CEO.

Dr. William Downey, age 60, has been appointed to the Board of Directors of the Company and has been selected to be Chairman of the Board of CWYR effective immediately

Kim M. Fuerst, Founder, shall continue to be on the Board of Directors of the Company but has resigned from the position of Chairman.

Mr. John Printz, age 59, has been retained by the company to advise it on Strategic Alliances and Business Combinations.

Mr. Glenn Chaney, age 62, has been engaged by the company as Vice President in charge of Mergers, Acquisitions and Business Development and will be working closely with Mr. Printz and the board to further CWYR’s business plans and goals.

About Mr. Rafiq A. Sayed:

RAFIQ A. SAYED has been a Director of the Company since September 1998. On September 22, 2004 Mr. Sayed was appointed Chief Financial Officer. Since May 2000, Mr. Sayed has worked for EMC Corporation as a Vice President. From October 1999 through April 2000, Mr. Sayed was a consultant for the utility industry. From 1997 to October 1999, Mr. Sayed served as Vice President of Engineering for ADC Telecom. From 1981 to 1997, Mr. Sayed was with Nortel Technology in various positions, most recently as Senior Director. He served on the Board of Directors of Meteor Industries, Inc., a position he held from April 1996 until September 1998. Mr. Sayed graduated from Southbank College in London, England in 1975 with an H.N.D. in Electrical/Electronic Engineering. He also attended Essex University in London, England where he was enrolled in an advanced computer science program.

About Dr. William A. Downey:

Dr. William A. Downey has been aggressively involved in the acquisition and development of real estate for more than 25 years. In addition, he has been successfully running his own private practice in South Lake Tahoe, CA for 31 years. He earned his Bachelor of Science Degree from California State University at Long Beach in 1973. He earned his Doctorate Degree from The Southern California College of Optometry in 1977. He received his clinical training at Balboa medical Center in San Diego, CA; Children’s Hospital in San Diego; Baldwin Park Health Center in CA; The Indian Health Service Hospital in Riverside, CA; and March Air Force Base in Riverside, CA. Dr. Downey earned his Glaucoma Certification from the University of California at Berkeley and is Board Certified in the treatment and management of ocular disease. He is currently on staff at Barton Memorial Hospital in South Lake Tahoe, CA and a consultant for Stateline Medical Center and The Carson Valley Medical Center in NV. Dr. Downey is also an adjunct clinical professor at the Southern California College of Optometry. He was formerly a member and Chairman of the Board for the Logan Creek General Improvement District for the State of Nevada from 1987 to 1994.

About Mr. John Printz:

John Printz is retired after extensive experience as a head trader and a Securities Specialist for over 20 years on the floors of the Pacific and Boston Stock Exchanges. (1978 to 2004). Most recently Mr. Printz was the head Specialist of a 4 Specialist Unit on the floor of the Boston Stock Exchange and was responsible for making markets in over 100 equities including the QQQQ The NASDAQ 100 Depository Trust ETF, SPY the S&P 500 Depository Trust ETF and Royal Dutch Petroleum amongst others. Trading volumes in the equities Mr. Printz handled were typically several million shares a day representing dollar volumes of 200 million up to 1 billion a day and sometimes more on extreme high volume days. The Specialist operation was ultimately sold to the trading arm of UBS in 2004.

About Mr. Glenn Chaney:

Glenn Chaney is retired after a career in finance including General Electric’s commercial lending division, dealing with large corporate customers. Mr. Chaney previously served in a key management capacity for Chloride Group Ltd. of London in an aggressive "growth by acquisition" business plan for North American Operations, reviewed post acquisition financials and was responsible for financial integration of post-acquisition entities. Mr. Chaney is also active in politics helping to finance and elect many prominent figures both state and nationally.

Mr. Chaney also advises large individual investors and is the head of the successful private trading group the Kennel Wolfpack Marketocracy Fund specializing in macro/micro investing. The Wolfpack has returned 96% since inception in March 2004 to 2011 easily beating the 46% return of the S&P 500 during the same time frame.

Glenn also has experience in the joint venture and mergers and acquisitions arena and brings significant expertise in advising on current global geo-political trends.

For inquiries please contact us at 530-613-1999

Colorado Wyoming Reserve Co. 751 Horizon Court Suite #205 Grand Junction, CO 81506

Safe Harbor for Forward‐Looking Statements: Except for historical information contained herein, the statements are forward‐looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward‐looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in the future periods to differ materially from possible results. These risks and uncertainties include, among other things, volatility of oil and gas prices, product demand, market competition, imprecision of reserve estimated and the Company’s ability to replace and expand oil and gas reserves. These and other risks are described in the Company’s annual Report on Form 10‐KSB and other filings with the Securities and Exchange Commission.